Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158402

PROSPECTUS SUPPLEMENT NO. 1
TO
PROSPECTUS SUPPLEMENT DATED JANUARY 12, 2011
OF
CELSION CORPORATION

5,000 Shares of 8% Series A Redeemable Convertible Preferred Stock

Warrants to Purchase 2,083,333 Shares of Common Stock

This prospectus supplement (this “Supplement”), supplements our prospectus supplement dated January 12, 2011 (the “Prospectus Supplement”), together with the base prospectus dated April 17, 2009 filed therewith (the “Accompanying Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), that was filed as part of our Registration Statement on Form S-3, File No. 333-158402 (the “Registration Statement”), relating to our offer and sale of units consisting of up to 5,000 shares of our 8% series A redeemable convertible preferred stock (the “Convertible Preferred Stock”), each share of Convertible Preferred Stock convertible into shares of our common stock at a conversion price of $2.40 (the “Conversion Price”), and warrants to purchase up to 2,083,333 shares of our common stock to selected institutional investors under a securities purchase agreement dated January 12, 2011, between us and the investors, at a price of $1,000 per unit.  We are filing this Supplement to update, amend and supplement certain terms of the offering included or incorporated by reference in the Prospectus to qualify the shares of our common stock issuable upon conversion of the convertible preferred stock or exercise of the warrants that we are offering for listing on the NASDAQ Capital Market in accordance with the NASDAQ Stock Market Rules.  No additional securities are being registered hereby.

                The Prospectus is hereby amended and supplemented as follows:

•
A holder of Convertible Preferred Stock voting on an as-converted basis with holders of our common stock shall be entitled to such number of votes for the shares of Convertible Preferred Stock held by such holder as shall be equal to the number of whole shares of our common stock equal to the $1,000 stated value of such shares of Convertible Preferred Stock divided by a conversion rate of $2.75, the last reported sale price of our common stock on the NASDAQ Capital Market on January 12, 2011 (the “Market Price”).  The Conversion Price of the Convertible Preferred Stock shall remain $2.40.

•
The units will be sold to certain of our officers and directors who are participating in this offering at a per unit price of $1,197.92 such that the portion of the offering being sold to participating officers and directors shall be deemed to be at the Market Price, and, therefore, an at-the-market acquisition and not equity compensation for such directors and officers for purposes of the NASDAQ Stock Market Rules.

               You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our common stock is traded on The NASDAQ Capital Market under the symbol "CLSN." On January 12, 2011, the last reported sale price of our common stock on The NASDAQ Capital Market was $2.75 per share.

Investing in our common stock involves a high degree of risk.  For a discussion of the factors you should carefully consider before deciding to purchase our preferred stock, see “Risk Factors” on page S-7 of the Prospectus Supplement and page 4 of the Accompany Prospectus, as well as the risks discussed under the caption “Risk Factors” beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2009 and beginning on page 24 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each of which is incorporated by reference in the Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 13, 2011.